Exhibit 99.1

FOR IMMEDIATE RELEASE: August 14, 2007

GEOPETRO RESOURCES COMPANY

ANNOUNCES COMMON STOCK FINANCING

SAN FRANCISCO, CALIFORNIA, U.S.A., August 14, 2007 – GeoPetro Resources Company (“GeoPetro” or the “Company”) (AMEX: GPR) (TSX: GEP.S) announced today that it has entered into agreements to sell, pursuant to a private placement, 2,002,599 units in the securities of the Company at a subscription price of $3.85 per Unit for total gross proceeds of $7.71 million. Each unit consists of one share of common stock of the Company and three-tenths common share purchase warrant of the Company.  Each one whole warrant shall entitle the holder to acquire one share of common stock at a price of $4.50 per share for a period of five years from the closing date.  The units have been purchased by a group of private investors, subject to customary closing conditions on August 13, 2007. The Company will file a registration statement covering the common shares. Energy Capital Solutions, LP acted as the placement agent for this private placement.

The Company’s outstanding common shares after this transaction will be 31,549,674. The gross proceeds of the sale of common shares will be used to fund the Company’s exploration and development program and for general working capital purposes.

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada, Indonesia and Australia.  GeoPetro has developed a producing property in its Madisonville Project in Texas and is conducting a drilling program in East Kalimantan, Indonesia. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

Cautionary Statements

This news release contains forward-looking information.  Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, scheduling, re-scheduling and other factors which may cause the actual results, performance, schedules or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those described in the Company’s Annual Report on Form 10K on file with the U.S. Securities and Exchange Commission.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein. GeoPetro’s common shares which trade on the Toronto Stock Exchange contain the “.S” suffix in the trading symbol indicating that the common shares are subject to trading restrictions imposed pursuant to Regulation S under the 1933 Act. In particular, the common shares which trade on the Toronto Stock Exchange may not, for a period of two years from the date of issuance, be offered or sold to persons in the United States or U.S. persons except in transactions exempt from registration under the 1933 Act.  Hedging transactions involving the common shares must not be conducted unless in accordance with the 1933 Act.

For further information please contact:

GeoPetro Resources Company	Telephone: (415) 398-8186
Stuart J. Doshi, President & CEO	E-Mail: sdoshi@geopetro.com